                                 GROUND LEASE




                                    between




                               SAMUEL J. FURROW,
                             a Tennessee resident,
                                  as Lessor,




                                      and




                              iRV-KNOXVILLE, INC.
                                   as Lessee







                             Dated March ___, 2000

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
                                   ARTICLE I
                            GRANT AND TERM OF LEASE

Section 1.1    Land                                                   4
Section 1.2    Premises                                               4
Section 1.3    Term                                                   4
Section 1.4    Renewal Term                                           4

                                  ARTICLE II
                 COVENANTS OF QUIET ENJOYMENT AND AS TO TITLE

Section 2.1    Quiet Enjoyment                                        5
Section 2.2    Lessor's Title                                         5
Section 2.3    Ingress and Egress Easement                            5

                                  ARTICLE III
                          RENTS, TAXES AND UTILITIES

Section 3.1    Rent                                                   6
Section 3.2    Taxes and Assessments                                  6
Section 3.3    Utilities                                              6
Section 3.4    Lessor's Right to Pay on Behalf of Lessee              7
Section 3.5    Interest Upon Default                                  7

                                  ARTICLE IV
                                 CONDEMNATION

Section 4.1    Allocation of Proceeds; Termination of
               Lease; Restoration                                     7

                                   ARTICLE V
                            IMPROVEMENT OF PREMISES

Section 5.1    Lessee's Right to Construct                            7
Section 5.2    Lessee's Right to Demolish                             7

                                  ARTICLE VI
                      USE OF PREMISES-REPAIRS-ALTERATIONS

Section 6.1    Permitted Uses                                         8
Section 6.2    Lessee's Compliance                                    8
Section 6.3    "As Is" Condition; Repairs and Maintenance             8
Section 6.4    Zoning; Governmental Restrictions and Mandates         8
Section 6.5    Surrender of Premises                                  9
Section 6.6    Environmental Covenant                                 9

                                  ARTICLE VII
                            INSURANCE AND INDEMNITY

Section 7.1    Personal Injury                                        9
Section 7.2    Fire and Casualty                                      9
Section 7.3    Delivery of Policies or Certificates;
               Cancellation Notice                                    10
Section 7.4    Lessee's Indemnity                                     10

                                 ARTICLE VIII
                           MORTGAGE OF THE LEASEHOLD

Section 8.1    Right to Mortgage Leasehold                            10
Section 8.2    Notices Required of Lessor                             11

                                  ARTICLE IX
                        DEFAULT-FORFEITURE-TERMINATION

Section 9.1    Termination Upon Default                               11
Section 9.2    Event of Default, Default Defined                      11
Section 9.3    Remedies Upon Default                                  11
Section 9.4    Lessor's Property Rights Upon Termination or
               Expiration of Lease                                    12

                                   ARTICLE X
                             ASSIGNMENT-SUBLETTING

Section 10.1   Assignments                                            12
Section 10.2   Subletting                                             13

                                  ARTICLE XI
                                 MISCELLANEOUS

Section 11.1   Inspection                                             13
Section 11.2   Notices                                                13
Section 11.3   No Waste                                               13
Section 11.4   Entire Agreement                                       13
Section 11.5   Time of Essence                                        13
Section 11.6   Estoppel Certificates                                  14
Section 11.7   Memorandum of Lease                                    14
Section 11.8   Exculpatory Clause                                     14

SIGNATURE PAGE                                                        14

                                   EXHIBITS

EXHIBIT A - Description                                               15
EXHIBIT B - Description                                               16
EXHIBIT C - Encumbrances                                              17

                                 GROUND LEASE


     THIS LEASE is made and entered into as of the ____ day of March, 2000, by and between SAMUEL J. FURROW, a Tennessee resident (hereinafter referred to as "Lessor"), and iRV-KNOXVILLE, INC., Colorado corporation (hereinafter referred to as "Lessee").

                                   ARTICLE I
                            GRANT AND TERM OF LEASE

Section 1.1 Land. For the rent and upon the terms and conditions hereinafter stated, Lessor leases to Lessee and Lessee leases from Lessor the following described property:

     Approximately 2.25 acres of land, more or less, located in Knox County, Tennessee, more particularly shown as Parcel "A" on the survey plat attached hereto as Exhibit A, such exhibit which is incorporated by reference herein; and

     Approximately 2.95 acres of land, more or less, located in Knox County, Tennessee, more particularly shown as the area outlined in red on the site plan attached hereto as Exhibit B, such exhibit which is incorporated by reference herein, together with the approximately six thousand (6,000) square foot building located thereon.

Section 1.2 Premises. TO HAVE AND TO HOLD unto Lessee, for the full term of this Lease in accordance with the terms and provisions of this Lease, the above described property together with any improvements now or hereafter constructed thereon and together with all privileges and appurtenances thereunto belonging or appertaining, including any rights, interest, easements and reversions of Lessor now or hereafter existing in, to, or under adjacent streets, sidewalks, alleys and party walls (hereinafter collectively referred to as the "Premises").

Section 1.3 Term. The initial term of this Lease (the "Initial Term") shall commence as of March 1, 2000 and shall continue to and include February 28, 2007, unless this Lease shall be sooner terminated as herein provided.

Section 1.4 Renewal Term. Lessor hereby grants and conveys to Lessee the right and option to renew or extend the Initial Term of this Lease for two (2) additional periods of five (5) years (such terms referred to hereinafter as the "Renewal Terms") on the same terms and conditions contained herein with the following exception:

     The monthly rental rate shall be increased per year by the annual increase in the Consumer Price Index (CPI "U"). Lessee must deliver written notice of its exercising the right to renew the term of this Lease not later than sixty (60) days prior to the end of the Initial Term.

                                  ARTICLE II
                 COVENANTS OF QUIET ENJOYMENT AND AS TO TITLE

Section 2.1 Quiet Enjoyment. Lessee, upon paying the rent hereby reserved, and performing and observing the several covenants by it to be kept and performed, may peaceably hold and enjoy the Premises with exclusive control and possession thereof during the full term of this Lease.

Section 2.2 Lessor's Title. Lessor warrants that it has fee simple title to the Premises and that the Premises shall be delivered to Lessee subject only to those exceptions and other matters reflected on Exhibit C attached hereto and incorporated by reference herein for all purposes.

Section 2.3 Ingress and Egress Easement. Lessor is the owner of the real property adjacent to the Premises shown as Parcel "B" on Exhibit A and shown as the Easement Area on Exhibit B. A road (the "Road") part of which is designated as Parcel "C" on Exhibit A extends from Cogdill Road to the Premises notwithstanding that the extension of the Road across Parcel B is not shown on the survey attached as Exhibit A and then extends north through the Easement Area on Exhibit B to Lexington Drive. To the extent necessary to facilitate the free flow of traffic from Cogdill Road to Lexington Drive, Lessor retains easements of ingress and egress over the Premises. Lessor hereby establishes and grants for the benefit of the Lessee and its successors and assigns a non-exclusive easement, license, right and privilege to use the Road for ingress and egress between the Premises and Cogdill Road and between the Premises and Lexington Drive. Such easement may at the request of Lessor be evidenced by separate written agreement recorded with the Register of Deeds of Knox County and shall be binding upon all successors and assigns of Lessor. Such easement shall continue in full force and effect until the termination of this Lease (including the termination of the Renewal Terms). Such easement shall terminate and expire and no longer be binding upon Parcel B and the Lessor or its successors and assigns after the termination of this Lease. The Lessor can unilaterally without the consent or approval of any kind from Lessee record with the Knox County Register of Deeds a termination of such easement at the time the easement expires, and that such recording shall be sufficient in all aspects to evidence the termination of such easement.

                                  ARTICLE III
                          RENTS, TAXES AND UTILITIES

Section 3.1 Rent. Lessee agrees to pay Lessor promptly on the first day of each month, in advance, during the Initial Term of this Lease a monthly rental in the amount of Seven Thousand Two Hundred Dollars ($7,200.00). If the date of this Lease is not the first (1st) day of the month, a prorated monthly installment of the rent shall be paid by Lessee to Lessor for the period of time from such date to the first (1st) day of the next succeeding month and, thereafter, the rent shall be paid on the first (1st) day of each month.

     Rent shall be paid notwithstanding any casualties or other destruction to the Premises or any improvements located thereon.

Section 3.2 Taxes and Assessments. Lessee shall pay to the public authority charged with the collection thereof at least thirty (30) days before the same become delinquent, and indemnify and save harmless Lessor from all taxes, assessments, license fees, excises, imposts, and charges that during the full term of this Lease shall be levied, assessed, charged or imposed upon the Premises, except that:

     (a) Special assessments on account of any street or other public improvement resulting in benefits to the Premises having a useful life beyond the remaining term of this Lease shall be fairly allocated between the fee and the leasehold depending upon the unexpired term of this Lease, the benefit to the fee being reduced to its then present value; and the amount so allocated to the fee shall be paid by Lessor and the remainder by Lessee;

     (b) Income, sales, use, excise, or other taxes imposed on the rents or other sums payable to Lessor hereunder shall not be chargeable to Lessee; and

     (c) If all or a portion of the Premises are taxed as part of larger parcels, the Lessee shall pay (i) all real property taxes and assessments allocable to the improvements located on the Premises plus (ii) a pro-rata share of the taxes and assessments allocable to the land comprising the Premises, such pro-rata share to be a fraction, the numerator of which is the total land area of that portion of the Premises and the denominator of which is the total land area comprising the tax parcel of which the Premises are a part.

Except as provided above, Lessee shall bear all taxes of every sort which would be levied, assessed, charged or imposed against Lessee if Lessee were the fee simple owner of the Premises.

     Lessee also agrees to pay Lessee's Proportionate Share (as hereinafter defined) of all taxes, assessments, maintenance and operating costs related to the Road; provided however, at no time shall Lessee pay for the initial paving of the Road. Lessee's Proportionate Share shall be defined as a fraction, the numerator of which is the acreage of the Premises and the denominator of which is 7.21.

Section 3.3 Utilities. Lessee is to be responsible for and shall pay all utility bills, including but not limited to, bills for water, electricity, gas, steam and telephone.

Section 3.4 Lessor's Right to Pay on Behalf of Lessee. In the case of any default by Lessee in the payment of any taxes, assessments, license, fees, excises, imposts or charges, or premiums of insurance, or the payment of any amounts herein provided to be paid other than the amounts made payable as rents so called, or in procuring insurance as herein provided for, Lessor, on behalf of Lessee, may make such payment or payments or procure any such insurance, and Lessee covenants thereupon on demand to reimburse and pay Lessor any amount reasonably paid or expended.

Section 3.5 Interest Upon Default. Any amounts payable hereunder by Lessee to Lessor and not paid when due shall bear interest at the maximum rate permitted by applicable law. If it becomes necessary to bring suit for collection of the rent or of any other sums herein stipulated to be paid, or in case the same has to be collected upon demand of an attorney, or in the event Lessor retains an attorney due to Lessee's default, Lessee agrees to pay such attorney's fees and costs of collection as Lessor may reasonably incur.

                                  ARTICLE IV
                                 CONDEMNATION

Section 4.1 Allocation of Proceeds; Termination of Lease; Restoration. If, during the term of this Lease, the Premises or any part thereof be condemned or taken by the United States, the State of Tennessee, or any subdivision or municipality thereof, or any corporation, public or private, or by any other body having power of eminent domain, then the court in such condemnation proceeding shall, if not prohibited by law, be requested to make separate awards to Lessor and Lessee and Lessor and Lessee agree to request such action by the court. This Section shall be construed as superseding any statutory provisions now in force or hereafter enacted concerning condemnation proceedings to the extent permitted by law.

                                   ARTICLE V
                            IMPROVEMENT OF PREMISES

Section 5.1 Lessee's Right to Construct. Subject to the written consent of Lessor, Lessee shall have the right, at Lessee's expense, from time to time to construct improvements to become part of the Premises.

Section 5.2 Lessee's Right to Demolish. Lessee shall have the right, at Lessee's expense, to demolish and remove any improvements hereafter erected by Lessee, from time to time, on the Premises. The salvage, if any, which Lessee may be able to recover from such demolition shall belong to Lessee. Improvements currently located on the Premises may not be demolished by Lessee except with the prior written consent of the Lessor.

                                  ARTICLE VI
                      USE OF PREMISES-REPAIRS-ALTERATIONS

Section 6.1 Permitted Uses. Except as otherwise expressly permitted by in writing by Lessor, Lessee may use the Premises solely for the sale and service of motor homes, travel trailers and similar business.

Section 6.2 Lessee's Compliance. Lessee will obey and comply with all lawful requirements, rules, regulations and ordinances of all legally constituted authorities, existing at any time during the continuance of this Lease, in any way affecting the Premises or the use of the Premises or any demolition, excavation or construction being done on the Premises or in any way affecting this Lease. The right to contest the validity thereof in good faith is hereby reserved to Lessee.

Section 6.3 "As Is" Condition; Repairs and Maintenance. Lessee accepts the Premises in their present condition and as suited for the use intended by Lessee. Lessor shall not be required to make any repairs or improvements to the Premises during the term of this Lease, or in any manner to supply maintenance for the Premises or any improvements thereon. Lessee will, at all times and at its expense, keep the Premises and any buildings, parking areas or improvements now existing or hereafter placed on the Premises in good order, condition and repair. Lessee shall also keep Premises swept clean and free of all rubbish and litter so as to maintain the Premises in a physically appealing condition.

Section 6.4 Zoning; Governmental Restrictions and Mandates. In the event, at any time during the term of this Lease, any addition, alteration, change or repair or other work of any nature, structural or otherwise, be required or ordered or become necessary on account of any governmental regulation now in effect or hereafter adopted, passed or promulgated, or on account of any other reason with respect to any buildings or improvements hereafter placed on the Premises, the entire expense thereof, regardless of when the same shall be incurred or become due, shall be the liability of Lessee and, in no event, shall the Lessor be called upon to contribute thereto or do or pay for any work of any nature whatsoever on the Premises. Lessee takes the Premises subject to all zoning regulations and ordinances now or hereafter in force. Lessor at Lessor's expense or Lessee at Lessee's expense may in good faith contest and litigate as to the validity or impropriety of any ordinance, resolution or statute of any governmental body affecting the Premises or Lessee's occupancy thereof, if said ordinance, resolution or statute is considered by Lessor or Lessee to be invalid or improper. In the event Lessee shall desire to change any zoning regulations and ordinances, Lessor, to the extent legally required, will join with Lessee in undertaking to secure action of the governmental authority or authorities having jurisdiction thereof provided that all such action shall be at the sole expense of Lessee.

Section 6.5 Surrender of Premises. At the termination of this Lease, Lessee agrees to surrender the Premises with any then existing improvements thereon in the same condition as when such improvements were constructed, natural wear and tear excepted. Lessor shall have the option, at its discretion, to demolish all improvements constructed by Lessee at Lessor's expense.

Section 6.6 Environmental Covenant. Lessee shall not generate, store, treat, dispose of, install or otherwise permit any Hazardous Substances on, in, or under or in any way related to the Premises or cause or permit any such generation, storage, treatment, disposal, installation or other use with respect thereto. Lessee shall fully indemnify and hold Lessor harmless from any liability, damage, cost or expense that Lessor might otherwise suffer from Lessee's failure to fully comply with this provision. This indemnity shall survive expiration or other termination of this Lease. "Hazardous Substances" means and includes any of the substances, materials, elements or compounds that are contained in the list of Hazardous Substances adopted by the United States Congress or the Environmental Protection Agency or any substances, materials, elements or compounds affected by any other federal, state, or local stature, law, ordinance, code, rule, regulation, order or decree now or at any time hereafter in effect, regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic, dangerous, restricted or otherwise regulated waste, substance or material.

                                  ARTICLE VII
                            INSURANCE AND INDEMNITY

Section 7.1 Personal Injury. Lessee shall maintain at all times during the period of this Lease, at Lessee's expense, adequate insurance against personal injury to or death of any person or persons and against damage to property in connection with the Premises in an amount and in a company or companies reasonably satisfactory to Lessor. All policies of insurance shall also list Lessor as additional insured.

Section 7.2 Fire and Casualty. At all times during the term of this Lease, including the period of construction or reconstruction of any improvement on the Premises, Lessee will have all buildings and improvements on the Premises insured against any loss or damage by fire, lightning, windstorm, hurricane, hail, explosion, riot, civil commotion, aircraft, smoke, land vehicles and boiler explosion with responsible insurance companies reasonably satisfactory to Lessor. If at any time, the Premises become totally untenantable by reason of damage of fire or other casualty and such fire or other casualty shall not have been caused by the negligence or wrongful act or omission of Lessee, Lessee's servants, agents, licensees, or invitees, the rent shall abate until the Premises shall have been restored to tenantable condition, but nothing herein is to be construed as requiring Lessor to restore or rebuild the Premises. If the Premises are so damaged, but not to the extent to the point that they are totally untenantable, Lessee shall continue to occupy same or the tenantable portion thereof, and the rent shall abate proportionately in the ratio that the unusable portion bears to the entire Premises. In the event of a loss from fire or casualty, Lessor shall have an election not to rebuild or recondition the Premises, which election shall be exercised by written notice thereof to Lessee, given with sixty (60) days from date of said loss. If Lessor exercises such election, this Lease shall cease and terminate, effective on the date of such loss, and Lessee shall pay the accrued rent up to the date of such loss, or Lessor, if the rent has been paid beyond such date, will refund to Lessee the proportionate part of any such rent prepaid, and thereupon this Lease shall become null and void, with no further obligation on the part of either party hereto, even though the building may at a later date be rebuilt, restored or reconditioned. No damage or destruction shall allow Lessee to surrender possession of the Premises, nor affect Lessee's liability for the payment of rent, except as specifically provided in this Lease.

Section 7.3 Delivery of Policies or Certificates; Cancellation Notice. Insurance policies including all insurance required to be carried by Lessee in accordance with this Lease, or, at the option of Lessee, certificates showing that such insurance is in force and non-cancelable without at least ten (10) days prior written notice to Lessor, shall be delivered to Lessor.

Section 7.4 Lessee's Indemnity. Lessee agrees to be responsible for, to indemnify Lessor against, and to hold Lessor harmless, from any and all liabilities, damages, claims or demands arising out of any accident or occurrence causing injury to any person whomsoever or damage to any property whatsoever, in any way connected with the demolition of any structures on the Premises or any land excavation or other grading on the Premises or the construction of any building or improvement on the Premises, or the condition of the Premises or any part thereof or the use of the Premises or any part thereof by Lessee or by any other person or persons. Lessee shall defend Lessor against any such liability, damage, claim or demand and reimburse Lessor for any costs incurred by Lessor in connection therewith, including reasonable attorneys' fees except where such liability is the result of Lessor's negligence. Lessee also indemnifies Lessor against, and holds Lessor harmless, from any and all costs incurred by Lessor related to repair or maintenance of the Road which result from acts of Lessee or its successors, assigns, sublessees, customers or guests. The foregoing indemnifications shall not apply to liabilities or costs created by individuals or entities other than Lessee and its successors, assigns, sublessees, customers or guests.

                                 ARTICLE VIII
                           MORTGAGE OF THE LEASEHOLD

Section 8.1 Right to Mortgage Leasehold. Lessee shall at all times have the right to encumber by mortgage, deed of trust, or other instrument in the nature thereof as security for any debt, all of Lessee's right, title and interest hereunder including, without limiting the generality of the foregoing, its right to use and occupy the Premises together with its rights and interests in and to all buildings, improvements, and fixtures now or hereafter placed on the Premises. Any such encumbrance shall be in all respects, however, subordinate and inferior to Lessor's rights, title, privileges, liens and interests as provided in this Lease. Lessee shall, in no event, have the right to, in any way, encumber Lessor's reversionary interest or any of its interest in and to the Premises.

Section 8.2 Notices Required of Lessor. If, at any time after the execution and recording in the Register of Deeds of Knox County, of any such mortgage, deed of trust, or other instrument in the nature thereof encumbering Lessee's right, title and interest hereunder, the mortgagee or trustee therein shall notify the Lessor in writing that any such mortgage, deed of trust or other instrument in the nature thereof has been given and executed by Lessee, and shall at the same time furnish Lessor with the address to which it desires copies of notice to be mailed. Lessor hereby agrees that it will mail to such person at the address so given, duplicate copies of any and all suits filed by Lessor against Lessee and duplicate copies of any and all notices in writing which Lessor may, from time to time, give or serve upon Lessee under the terms of this Lease.

                                  ARTICLE IX
                        DEFAULT-FORFEITURE-TERMINATION

Section 9.1 Termination Upon Default. This Lease is granted on the condition that if an "Event of Default" shall occur, as herein defined, and in accordance with the terms and provisions hereof, a "Default" shall then occur, this Lease may be terminated.

Section 9.2 Event of Default, Default Defined. There shall be an "Event of Default" (a) if and when there shall have been a failure to pay, when due, any item of rent herein provided to be paid by Lessee to Lessor, or any item of taxes, assessments, license, fees, excises, imposts or charges required by the terms of this Lease to be paid by Lessee; or (b) if Lessee shall fail to obtain any policy of insurance or to pay any item of insurance premiums required by the terms of this Lease to be paid by Lessee; or (c) if Lessee shall fail to pay, when due, any valid final judgment obtained by Lessor against Lessee on account of Lessee's failure to comply with any provisions hereof, or (d) if Lessee shall fail to operate continuously its business on the Premises for a period of seven (7) consecutive days (notwithstanding customary holidays). Before a "Default" shall ripen from or out of any of the foregoing Events of Default, there shall have been given to Lessee, and to any mortgagee or trustee required to be given copies of notices in accordance with
Section 8.2 hereof, a notice of the failure to pay, when due, any item of rent at least five (5) days in advance of a Default's becoming effective or a notice of any Event of Default, other than an Event of Default in the payment of rent, in writing at least thirty (30) days in advance of a Default's becoming effective.

Section 9.3 Remedies Upon Default. A Default as defined in Section 9.2 hereof having occurred, then and in any such event Lessor shall have the right, at its election, without further notice:

     as Lessee's legal representative, without terminating this Lease, to enter upon and rent the Premises at the best price obtainable by reasonable effort without advertisement and by private negotiations and for any term and on such conditions as Lessor deems proper. Lessee shall be liable to Lessor for the deficiency, if any, between Lessee's rent hereunder and the price obtained by Lessor on reletting; or

     to terminate this Lease and to enter into and upon the Premises and take possession of the same, and Lessor shall thereupon be entitled to recover all damages and other sums from Lessee on account of Lessee's Default as provided by law or in equity; or

     any other right or remedy available at law or in equity.

Section 9.4 Lessor's Property Rights Upon Termination or Expiration of Lease. Upon the expiration of the term of this Lease, or upon the prior termination of this Lease from any cause, all rights of Lessee, and all rights of all persons whomsoever claiming by, through or under Lessee (whether by grant, assignment, mortgage, deed of trust, sublease, foreclosure proceedings or other conveyance or encumbrance to the Premises), in and to the Premises, including but not limited to all engines, machinery, dynamos, generators, boilers, furnaces, elevators, fire escapes, and all lifting, lighting, heating, cooling, refrigerating, air-conditioning, ventilating, gas, electric and plumbing apparatus, appliances and fixtures, as well as all other fixtures attached to the Premises, shall eo instante, wholly cease and determine; and the Premises, including all engines, machinery, dynamos, generators, boilers, furnaces, elevators, fire escapes, and all lifting, lighting, heating, cooling, refrigerating, air-conditioning, ventilating, gas, electric and plumbing apparatus, appliances and fixtures and all other fixtures, shall thence forward constitute and belong to and be the absolute property of Lessor, Lessor's successors and assigns, without further act or conveyance, and without liability to make compensation to Lessee or to anyone whatever, and free and discharged from all and every lien, encumbrance and charge of any character created or attempted to be created by Lessee at any time.

                                   ARTICLE X
                             ASSIGNMENT-SUBLETTING

Section 10.1 Assignments. Lessee is hereby authorized to sell or assign its leasehold estate in its entirety or for any portion of the unexpired term thereof at any time, but only after obtaining Lessor's prior written consent to the terms of the sale or assignment and to the identity of the grantee or assignee, such consent not to be unreasonably withheld. Lessor may assign his interest in the Premises without notice to or consent of Lessee.

Section 10.2 Subletting. Lessee shall have the right to sublet any portion of the Premises herein described as Lessee may deem proper, but only after obtaining the express written consent of Lessor to the terms of the sublease and the identity of the sublessee. It is expressly understood and agreed that any such subletting shall have no effect on the obligations and covenants imposed hereunder upon Lessee.

                                  ARTICLE XI
                                 MISCELLANEOUS

Section 11.1 Inspection. Lessor or its agents may enter the Premises at reasonable hours for the purpose of ascertaining the condition of and inspecting the Premises and determining the compliance by Lessee with the provisions of this Lease.

Section 11.2 Notices. Until contrary instructions are given to Lessee in writing, all notices required to be given to Lessor hereunder shall be effectively given to Lessor if mailed by registered mail, return receipt requested, and payment of monthly rental and all other sums due to Lessor hereunder shall be made, to the Lessor at:

               Sam Furrow
               P.O. Box 32676
               Knoxville, Tennessee  37930-2676

All notices required to be given to Lessee hereunder shall, until contrary instructions are given to Lessor in writing, be effectively given if mailed by registered mail, return receipt requested, addressed to Lessee at

               _______________________
               _______________________
               _______________________
               _______________________

Section 11.3 No Waste. Except as herein expressly permitted, Lessee shall not permit waste upon the Premises.

Section 11.4 Entire Agreement. This Lease contains the entire agreement of the parties hereto and no representations, oral or otherwise, between the parties, not embodied herein, shall be of any force or effect.

Section 11.5  Time of Essence.  Time is of the essence of this Lease.

Section 11.6 Estoppel Certificates. Each party agrees from time to time, upon not less than ten (10) days' prior notice from the other, to execute, acknowledge and deliver, without charge, to the other party, or to any person designated by the other party, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, identifying the same by the date thereof and specifying the nature thereof), that to the knowledge of such party no uncured default or event of default exists hereunder (or if any such uncured default or event of default does exist, specifying the same) and the dates to which the rent and other sums and charges payable hereunder have been paid.

Section 11.7 Memorandum of Lease. If requested by Lessor, this Lease shall be evidenced by a Memorandum of Lease in the form agreed upon by Lessor and Lessee and which will be recorded with the Register of Deeds of Knox County, Tennessee.

Section 11.8 Exculpatory Clause. It is specifically understood and agreed that there shall be no personal liability of the Lessor in respect to any of the covenants, conditions and provisions of this Lease. In the event of a breach or default by Lessor of any of its obligation under this Lease, Lessee shall look solely to any right of offset allowed by law against any amounts due hereunder or to the equity of the Lessor in the Premises for the satisfaction of Lessee's remedies, it being understood and agreed that the exculpation of Lessor (and its successors and assigns) shall be absolute.

     IN WITNESS WHEREOF, Lessor and Lessee have executed or caused the execution of this Lease as of the day and year first above written.

                                        LESSOR:

                                        SAMUEL J. FURROW


                                        By:
                                             ------------------------
                                             Samuel J. Furrow
                                             Owner


                                        LESSEE:

                                        iRV-KNOXVILLE, INC.


                                        By:
                                             -------------------------
                                             Name:
                                                  --------------------
                                             Title:
                                                  --------------------

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                                   EXHIBIT A

                             (Description of Land)
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                                   EXHIBIT B